Exhibit 99.1

Zebra Technologies Corporation 333 Corporate Woods Parkway Vernon Hills, Illinois 60061.3109 U.S.A. Telephone +1.847.634.6700 Facsimile +1.847.913.8766 www.zebra.com

FOR IMMEDIATE RELEASE

Zebra Technologies Announces Record Sales and Net Income
for the Third Quarter of 2003

Vernon Hills, IL, October 23, 2003—Zebra Technologies Corporation (Nasdaq: ZBRA) today announced 15.8% growth in net income on a 9.3% increase in net sales to record levels and the upper end of the forecasted ranges for the third quarter of 2003. Quarterly net income of $22,999,000, or $0.48 per diluted share, advanced from $19,867,000, or $0.42 per diluted share, for the third quarter of 2002. Net sales for the quarter that ended September 27, 2003, totaled $134,649,000, compared with $123,151,000 for the same period a year ago. All per-share figures have been adjusted for a three-for-two stock split paid on August 21, 2003, in the form of a 50% stock dividend.

“Our growth strategy has now delivered six consecutive quarters of sales and earnings increases,” stated Edward Kaplan, Zebra’s chairman and chief executive officer. “Greater international sales representation as part of our geographic expansion program is yielding new channel relationships and more business in high-growth regions, as developing countries build infrastructure to support growing economies. Sales and marketing initiatives, including a new North American channel program and further development of our vertical market focus, are helping us meet more customer needs and serve more applications. These applications include the proliferation of productivity-enhancing mobile and wireless solutions. Further product innovation, particularly in radio frequency identification, or RFID, also positions Zebra for growth and market share gains. This will strengthen our ability to deliver increasing stockholder returns over the long term.”

“We extended rapidly emerging radio frequency identification technology into our products and expect to benefit greatly from its adoption,” added Mr. Kaplan. “We recently introduced smart label printer/encoders that enable companies to comply with upcoming RFID programs in the retail and defense department supply chains. Notably, we previewed our R110Alchemy print engine, a unique product that significantly lowers the cost of using RFID and delivers a high return on investment. Unlike any other product, the R110Alchemy gives users the ability to create smart labels from virtually any labeling material at the point of use on demand. This is just one of several products scheduled for introduction over the next year to meet anticipated RFID compliance requirements. The current RFID supply chain mandates offer Zebra meaningful incremental growth opportunities, as we leverage our leadership in bar code labeling technology, the number of units sold, our substantial financial resources, and reputation for providing products on which companies depend for mission-critical applications.”

For the first nine months of 2003, net income increased 31.3% to $67,301,000, or $1.42 per diluted share, from $51,269,000, or $1.10 per diluted share, for the first nine months of 2002. Net sales for the first nine months of 2003, were a record $389,197,000, up 11.4% from $349,286,000 for the corresponding period a year ago.

At September 27, 2003, Zebra had $422,622,000 in cash, investments and marketable securities, and no long-term debt. Reflecting the higher business activity, inventories totaled $39,072,000 and accounts receivable were $82,862,000.

Discussion and Analysis

The increase in net sales for the third quarter of 2003 occurred with proportionally higher growth recorded in international sales, compared with sales growth in North America. Higher gross profit margin of 50.3% increased by 1.2 percentage points from the third quarter of 2002. This increase resulted from higher capacity utilization related to the higher sales volume and favorable foreign exchange rates, which were partially offset by a shift in product mix. Operating expense growth of 8.1% derived principally from 10.7% growth in selling and marketing expenses related to ongoing strategic investments in geographic expansion, product development, and sales and marketing initiatives to support long-term growth. Quarterly operating income growth of 16.7% exceeded sales growth and was accompanied by an increase in operating profit margin to 25.0% from 23.5% for the third quarter of 2002.

Third quarter financial results include the following two items that affected non-operating income and income taxes. Taken together, these items had a negligible effect on net income and earnings per share. Zebra’s record year-to-date financial results are unaffected by these items.

•                  During the third quarter of 2003, Zebra concluded that the company did not fully account for the amortization of premiums on its investment portfolio since the start of the year. Zebra recorded a non-cash $2,600,000 expense during the quarter to reflect the amortization of investment premiums that occurred in the first two quarters of this year.

•                  Third quarter financial results benefited by $1,947,000 from a favorable ruling by the Internal Revenue Service on the company’s applications for refunds on Research and Experimentation tax credits earned in prior years. This one-time event reduced the third quarter tax provision to 28.9%.

Fourth Quarter Outlook

Zebra also announced its financial forecast for the fourth quarter of 2003. Net sales are expected within a range of $135,000,000 and $140,000,000, with earnings between $0.45 and $0.50 per diluted share. The forecast for the fourth quarter implies record diluted earnings for 2003 of approximately $1.90 per share, an increase of 24% from $1.53 per share for 2002. This forecast also implies record full-year sales for 2003 of approximately $525,000,000, up 10% from $475,611,000 for 2002.

Forward-looking Statement

This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements regarding the company’s financial forecast for the fourth quarter of 2003 stated in the paragraph directly above. These statements are based on current expectations, forecasts and assumptions and are subject to the risks and uncertainties inherent in general industry and market conditions, of general domestic and international economic conditions, and other factors. Specifically, these factors include market acceptance of the company’s products and product lines and competitors’ product offerings, as well as the speed of adoption of the company’s printing technologies and competing technologies. When used in this release and documents referenced, the words “anticipate,” “believe,” “estimate,” and “expect” and similar expressions, as they relate to the company or its management are intended to identify such forward-looking statements, but are not the exclusive means of identifying these statements. Descriptions of the risks, uncertainties and other factors that could affect the company’s future operations and results can be found in Zebra’s filings with the Securities and Exchange Commission. In particular, readers are referred to Zebra’s Form 10-K for the year ended December 31, 2002.

Zebra Technologies Corporation delivers innovative and reliable on-demand printing solutions for business improvement and security applications in about 100 countries around the world. More than 90% of Fortune 500 companies use Zebra®-brand printers. A broad range of applications benefit from Zebra-brand thermal bar code, “smart” label and receipt printers, and card printers, resulting in enhanced security, increased productivity, improved quality, lower costs, and better customer service. The company has an installed base of more than three million printers, including RFID printer/encoders and wireless mobile solutions, and also offers software, connectivity solutions, and printing supplies. Information about Zebra Technologies can be found at www.zebra.com.

Investors are invited to listen to a live Internet broadcast of Zebra’s conference call discussing the company’s financial results for the third quarter of 2003. The conference call will be held at 11:00 Eastern Time today. To listen to the call, visit the company’s Web site at www.zebra.com.

For Information, Contact:

Charles R. Whitchurch

Chief Financial Officer

Phone: 847.634.6700

Fax: 847.821.2545

ZEBRA TECHNOLOGIES CORPORATION

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

	September 27, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$19,883	$18,418
Investments and marketable securities	402,739	330,159
Accounts receivable, net	82,862	71,299
Inventories	39,072	38,066
Deferred income taxes	5,324	4,107
Prepaid expenses	5,645	2,531
Total current assets	555,525	464,580

Property and equipment at cost, less accumulated depreciation and amortization	38,472	39,462
Long-term deferred income taxes	53	1,722
Excess of cost over fair value of net assets acquired	54,455	54,455
Other intangibles	2,442	3,556
Other assets	18,812	9,313
Total assets	$669,759	$573,088

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$17,534	$15,447
Accrued liabilities	19,535	17,936
Current portion of obligation under capital lease with related party	167	145
Income taxes payable	8,313	3,376
Total current liabilities	45,549	36,904

Obligation under capital lease with related party, less current portion	409	605
Deferred rent	492	416
Other long-term liabilities	2,154	1,008
Total liabilities	48,604	38,933

Stockholders’ equity:
Preferred stock, $.01 par value	—	—
Class A Common Stock, $.01 par value	473	414
Class B Common Stock, $.01 par value	—	58
Additional paid-in capital	57,813	56,321
Treasury stock, at cost	(1,142)	(16,760)
Retained earnings	561,451	494,150
Accumulated other comprehensive income (loss)	2,560	(28)
Total stockholders’ equity	621,155	534,155
Total liabilities and stockholders’ equity	$669,759	$573,088

ZEBRA TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 27, 2003	Sept 28, 2002	Sept. 27, 2003	Sept. 28, 2002
Net sales	$134,649	$123,151	$389,197	$349,286
Cost of sales	66,876	62,729	190,517	181,103
Gross profit	67,773	60,422	198,680	168,183
Operating expenses:
Selling and marketing	15,871	14,343	47,128	39,823
Research and development	7,898	7,609	23,037	22,536
General and administrative	9,937	9,213	30,437	27,955
Amortization of intangible assets	371	373	1,113	1,108
Costs related to terminated acquisition	—	—	—	3,300
Merger costs	—	—	—	73
Total operating expenses	34,077	31,538	101,715	94,795

Operating income	33,696	28,884	96,965	73,388

Other income (expense):
Investment income (expense)	(982)	2,227	4,474	7,581
Interest expense	(64)	(114)	(116)	(201)
Foreign exchange gain (loss)	(18)	25	(248)	(326)
Other, net	(263)	(458)	(549)	(830)
Total other income (expense)	(1,327)	1,680	3,561	6,224

Income before income taxes	32,369	30,564	100,526	79,612
Income taxes	9,370	10,697	33,225	28,343
Net income	$22,999	$19,867	$67,301	$51,269

Basic earnings per share	$0.49	$0.43	$1.43	$1.11
Diluted earnings per share	$0.48	$0.42	$1.42	$1.10

Basic weighted average shares outstanding	47,253	46,523	47,024	46,392
Diluted weighted average and equivalent shares outstanding	47,857	46,893	47,554	46,802

Note: All share and per-share figures were adjusted for a three-for-two stock split paid in the form of a 50% stock dividend on August 21, 2003.

ZEBRA TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Nine Months Ended
	Sept. 27, 2003	Sept. 28, 2002
Cash flows from operating activities:
Net income	$67,301	$51,269
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	8,619	9,101
Tax benefit from exercise of options	3,362	—
Appreciation in market value of investments and marketable securities	—	474
Write-down of long-term investments	—	193
Deferred income taxes	462	(1,329)
Changes in assets and liabilities:
Accounts receivable, net	(10,549)	(9,602)
Inventories	(713)	3,932
Other assets	(8,357)	3,440
Accounts payable	1,457	1,319
Accrued liabilities	1,529	(1,396)
Income taxes payable	4,921	1,344
Other operating activities	(2,027)	222
Investments and marketable securities	—	(75,679)
Net cash provided by (used in) operating activities	66,005	(16,712)

Cash flows from investing activities:
Purchases of property and equipment	(6,293)	(5,489)
Purchases of investments and marketable securities	(927,794)	—
Sales of investments and marketable securities	855,214	—
Net cash used in investing activities	(78,873)	(5,489)

Cash flows from financing activities:
Proceeds from exercise of stock options	13,749	8,282
Payments for obligation under capital lease, with related party	(198)	(186)
Net cash provided by financing activities	13,551	8,096

Effect of exchange rate changes on cash	782	756

Net increase (decrease) in cash and cash equivalents	1,465	(13,349)
Cash and cash equivalents at beginning of period	18,418	26,328
Cash and cash equivalents at end of period	$19,883	$12,979

Supplemental disclosures of cash flow information:
Interest paid	$116	$201
Income taxes paid	19,226	25,627

Supplemental disclosures of non-cash transactions:
Conversion of Class B Common Stock to Class A Common Stock	39	7

ZEBRA TECHNOLOGIES CORPORATION

SUPPLEMENTAL SALES INFORMATION

(Amounts in thousands)

(Unaudited)

Sales by Product Category

	Three Months Ended
	Sept. 27, 2003	Sept. 28, 2002	Percent Change	Percent of Total Sales
Hardware	$102,764	$94,661	8.6	76.3
Supplies	24,436	21,432	14.0	18.1
Service and software	6,068	6,115	(0.8)	4.5
Shipping and handling	966	943	2.4	0.8
Revenue from hedging activities	415	—	—	0.3
Total sales	$134,649	$123,151	9.3	100.0

Sales by Product Category

	Nine Months Ended
	Sept. 27, 2003	Sept. 28, 2002	Percent Change	Percent of Total Sales
Hardware	$295,882	$264,155	12.0	76.0
Supplies	71,781	64,035	12.1	18.4
Service and software	18,190	17,851	1.9	4.7
Shipping and handling	2,929	3,245	(9.7)	0.8
Revenue from hedging activities	415	—	—	0.1
Total sales	$389,197	$349,286	11.4	100.0

Sales by Geographic Region

	Three Months Ended
	Sept. 27, 2003	Sept. 28, 2002	Percent Change	Percent of Total Sales
Europe	$40,759	$34,363	18.6	30.3
Latin America	7,573	8,241	(8.1)	5.6
Asia-Pacific	10,558	8,557	23.4	7.8
Total international	58,890	51,161	15.1	43.7
North America	75,759	71,990	5.2	56.3
Total sales	$134,649	$123,151	9.3	100.0

Sales by Geographic Region

	Nine Months Ended
	Sept. 27, 2003	Sept. 28, 2002	Percent Change	Percent of Total Sales
Europe	$122,650	$102,679	19.4	31.5
Latin America	21,428	20,806	3.0	5.5
Asia-Pacific	29,689	24,686	20.3	7.6
Total international	173,767	148,171	17.3	44.6
North America	215,430	201,115	7.1	55.4
Total sales	$389,197	$349,286	11.4	100.0